FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of October 16, 2019 (the “Effective Date”), is by and between The Simply Good Foods Company, a Delaware corporation (the “Company”), and Joseph E. Scalzo, in his individual capacity (“Executive”).
RECITALS
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement, dated July 7, 2017 (the “Employment Agreement”), and any terms not defined herein shall have the same meaning as in the Employment Agreement; and
WHEREAS, the Company and Executive desire to amend the Employment Agreement, effective as of the Effective Date, according to the terms and conditions set forth in this Amendment, to account for certain changes to the terms of Executive’s employment, including, without limitation, eliminating the “single trigger” vesting treatment of Executive’s outstanding incentive equity awards upon a Qualifying Change of Control.
NOW, THEREFORE, in consideration of the mutual promises, agreements and consideration set forth below, the parties agree to the following terms:
WITNESSETH
1.Section 4(c)(v). Section 4(c)(v) is hereby and amended and restated as follows:
Subject to this SECTION 4(c)(v), notwithstanding anything to the contrary in this Employment Agreement, if a Change in Control (as defined in the Incentive Plan) occurs, neither the Company, nor any current and/or future entity that controls, is controlled by or is under common control with the Company (collectively, “Affiliates”), nor any acquirer of the Company or any Affiliate of the Company, will have any obligation to make severance payments under this Section in connection with such Change in Control, unless a Qualifying Termination occurs. If a Qualifying Termination occurs during the Term of this Employment Agreement and within the twelve (12)-month period immediately following a Change in Control, then in addition to the payments and benefits set forth in SECTION 4(c)(i), Executive will be entitled to accelerated vesting of all of his incentive equity awards outstanding as of the consummation of such Change in Control, subject to his execution and non-revocation of the Release as required below.
2.Section 4(f). Section 4(f) is hereby and amended and restated as follows:
Good Reason. “Good Reason” means, without the express prior written consent of Executive, (i) a material reduction of Executive’s position, duties, and responsibilities with the Company from those in effect as of the date of this Employment Agreement, provided, that the Company’s transition of Executive’s position, duties and responsibilities to a new Chief Executive Officer following receipt of Executive’s notice of retirement (which he must provide at least six (6) months prior to retiring) will not constitute Good Reason so long as Executive continues to have executive officer-level responsibilities, (ii) Executive ceasing to report to the Board (or, following a Change in Control, not reporting to the Board of the ultimate parent of the Company), (iii) the Company’s failure to take commercially reasonable best efforts to nominate Executive to the Board (unless such nomination is prohibited by legal or regulatory requirements), (iv) a reduction by the Company of Executive’s Base Salary provided in SECTION 3(a) of this Employment Agreement, (v) a reduction by the Company of Executive’s Target Bonus provided in SECTION 3(a) of this Employment Agreement, (vi) a reduction by the Company of Executive’s target annual long-term incentive opportunity below the amount of Executive’s target annual long-term incentive opportunity for fiscal year 2019, (vii) the Company’s material breach of this Employment Agreement, or (viii) the Company’s requiring Executive to move his primary place of employment more than fifty (50) miles from his primary place of employment as of the Effective Date (provided, that, Executive will not have Good Reason under this clause (viii), if the Company relocates its headquarters without relocating Executive’s primary place of employment, even if such relocation increases the amount of Executive’s business travel); provided, however, that no act or omission described in clauses (i) through (viii) shall be treated as “Good Reason” under this Employment Agreement unless (1) Executive delivers to the Company a written statement of the basis for Executive’s belief that Good Reason exists, (2) Executive gives the Company thirty (30) days after the delivery of such statement to cure the basis for such belief, and (3) Executive actually resigns during the ten (10) day period which begins immediately after the end of such thirty (30) day period if Good Reason continues to exist after the end of such thirty (30) day period.
3.     Construction. Except as specifically provided in this Amendment, the Employment Agreement will remain in full force and effect and is hereby ratified and confirmed in all respects. To the extent a conflict arises between the terms of the Employment Agreement and this Amendment, the terms of this Amendment shall prevail.

4.     Governing Law. This Amendment shall be construed under and enforced in accordance with the laws of the State of Delaware, in accordance with Section 10(c) of the Employment Agreement.

5.     Entire Agreement. The Employment Agreement, as amended by this Amendment effective as of the Effective Date, embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement and this Amendment.

6.     Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company and Executive have executed this Amendment in multiple originals to be effective on the Effective Date.

THE SIMPLY GOOD FOODS COMPANY		EXECUTIVE

By:	/s/ David West	/s/ Joseph E. Scalzo
Name:	David West	Joseph E. Scalzo
Title:	Vice Chair of the Board
October 16, 2019		October 16, 2019